EXHIBIT 10.03


                        SUPPLY AND DISTRIBUTION AGREEMENT


     THIS SUPPLY AND DISTRIBUTION AGREEMENT (the "Agreement") is entered of the 8th day of January, 2001 by and between Imagenetix, Inc., a California corporation ("Imagenetix"), whose principle place of business is 16935 West Bernardo Road, Suite #101 Diego, California 92127; and The Enrich Corporation ("Enrich"), whose principal place of business is: 748 North 1340 West, Orem, Utah 84057.

     WHEREAS, Imagenetix has developed and manufactures a proprietary dietary supplement soft-gel product containing cetyl myristoleate as an active ingredient in the compound and known as Celadrin TM (hereinafter the "Product," as defined below); and

     WHEREAS, Enrich is engaged in the business of marketing and distributing supplements and desires to market, sell and distribute the Product;

     NOW THEREFORE, in consideration for the mutual agreements contained herein parties agree as follows:

1. Definitions. When used in this Agreement, each of the terms set forth in this Section have the meanings indicated below:

     1.1 "Product" shall mean the uniquely efficacious, proprietary soft-gel product developed or otherwise discovered by Imagenetix and whose principal ingredient is cetyl myristoleate. The specifications for the Product are at hereto as "Exhibit A" and "Exhibit C" and incorporated herein by this reference.

     1.2 "Affiliate" means, with respect to each party, any legal entity that directly or indirectly controls, is controlled by, or is under common control or ownership with such party, but only for so long as such control or ownership shall continue. One entity shall be deemed to control another entity if such entity has the to direct or cause the direction of the management or policies of the other entity or owns a majority of the stock, shares or interest in the other entity. In the case of Enrich, it shall also specifically mean Rexall Showcase International, Inc. and its subsidiaries.

     1.3 "Intellectual Property" shall mean all ideas, inventions, patents and patent applications, claims, data, trademarks, trade dress, trade secrets, instructions, processes, formulas and manufacturing data and information, owned or controlled by Imagenetix and necessary or useful to the formulation and or manufacture of the Product, and all improvements thereto.

     1.4  "Licensed Territory" shall be worldwide.

     1.5 "Defective Product" means any Product or unit thereof supplied by Imagenetix in breach of the warranties herein, or that is not in compliance with the law, or that fails to conform to the specifications in exhibits A and C herein.

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     1.6  "Direct Selling" means that channel of distribution of products and services that involves face-to-face selling by independent distributors and may include selling via the Internet (as long as all sales may be classified as "direct selling" or in the "direct selling channel of distribution" through Enrich and its Affiliates.

2. Supply and Sale. Imagenetix shall supply and sell to Enrich the Product described in Exhibit A at the specifications and pursuant to the terms and conditions described herein.

     2.1 Initial Order. Enrich shall order within sixty (60) days hereof and purchase from Imagenetix a minimum of thirty thousand (30,000) bottles of the Product. Each bottle shall contain not less than ninety (90) capsules at five hundred (500) mg. each, as reflected in Exhibit A. Delivery of the order shall be in multiple lots and at such times as Enrich may direct; however, Imagenetix shall complete delivery of the order within ninety (90) days of the delivery of the initial lot to Enrich.

     2.2 Exclusive Supplier. During the term of this Agreement and any renewals hereof, Imagenetix will supply in the Direct Selling channel of distribution the Product as described in Exhibit A exclusively to Enrich.

     2.3 Minimum Orders. Each purchase order submitted pursuant to this Agreement shall be for not less than six thousand (6,000) bottles. The bottles in a single purchase order may be packaged under various labels as directed by Enrich. Any purchase order may be delivered in multiple lots and according to multiple schedules, as directed in the purchase order.

3.   Ordering.

     3.1 Purchase Orders. The quantity, description, destination and method of shipment for all Product to be delivered pursuant to this Agreement shall be specified by Enrich and transmitted to Imagenetix in the form of written purchase orders. Imagenetix shall notify Enrich of acceptance of each order by means of written acknowledgment within two
          (2) days of receipt thereof. Any purchase order not formally acknowledged by Imagenetix within ten (10) days shall be deemed acknowledged and accepted.

     3.2 Invoicing. Following each shipment to Enrich, an invoice shall immediately be sent to Enrich describing the quantity of Product shipped, the place where the Product order is scheduled to be delivered, the date of shipment, and the price.

     3.3 Lead Times. Lead times from purchase order placement to shipment shall be approximately eight (8) but not more than ten (10) calendar weeks.


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     3.4  Affiliates Imagenetix shall accept purchase orders from all of
          Enrich's affiliates, locations and operations pursuant to the terms of this Agreement.

     3.5 Changes. Enrich reserves the right, by issuing a written amendment to its purchase order, to make changes to a purchase order, including, but not limited to, quantity, delivery, or the general scope of work specified in its order and/or to direct temporary suspension and/or resumption of scheduled shipment. Changes shall be acknowledged by Imagenetix within ten (10) days of receipt of notice thereof or the change shall be deemed accepted. Changes requested after the purchase order is in production shall be negotiated between the parties.

     3.6 Cancellation. Enrich reserves the right to cancel any order Imagenetix fails to ship within fourteen (14) days of scheduled ship date.

          3.6.1 Enrich may cancel for its convenience any purchase order issued hereunder at no cost, provided that notice of such cancellation is provided to Imagenetix within fourteen (14) days after order placement by Enrich.

          3.6.2 All amendments to purchase orders for cancellation per this paragraph and schedule changes per paragraph 3.5 above shall be confirmed by a written purchase order within two (2) days from notification of change. Imagenetix shall notify Enrich of acceptance of amendments within two (2) days from receipt of purchase order.

4. Price. Prices and applicable discounts for all Product ordered hereunder shall be in accordance with attached "Exhibit B," which is incorporated herein by reference. Except as otherwise set forth herein, all prices and discounts specified in Exhibit B shall be firm for the term of this Agreement.

     4.1 In the event of an increase of five percent (5%) or more in the cost of raw materials used in the Product, Imagenetix may increase prices by a percentage equivalent to the increase cost of raw materials upon sixty (60) days written notice when all of the following conditions are met:

          4.1.1 Imagenetix provides Enrich with written proof of specific price increases for raw materials in quantifiable amounts; and

          4.1.2 Imagenetix provides Enrich its current prices for raw materials; and

          4.1.3 Imagenetix provides Enrich adequate proof of the proposed effective date of said price increase to Enrich; and


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          4.1.4 Imagenetix provides Enrich the specific amount of raw material per kilogram of bulk Product; and

          4.1.5 Imagenetix will not increase prices on accepted, undelivered purchase orders.

     4.2 The Product purchased hereunder are purchased for resale, therefore, the prices specified herein are exclusive of sales, use or similar taxes.

     4.3 Any and all taxes, excises, assessments, levies, imports, duties, costs, charges, and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

     4.4 In paying for purchase orders, Enrich shall be entitled to a one percent (1%) discount of the total amount of the invoice if the invoice is paid within ten (10) days of receipt of goods at Enrich's designated shipping destination. Otherwise, the invoice shall be due and payable within thirty (30) days of receipt of goods or invoice, whichever is later.


5.   Shipment, Delivery, and Acceptance

     5.1 Shipment. Shipment of Product shall be accomplished in accordance with the required ship dates on the purchase orders as described in paragraph 3.1 above.

          5.1.1. Imagenetix shall maintain an effective performance-to-scheduled shipments of ninety five percent (95%).

          5.1.2. Scheduled purchase order line items shipped on time and filled to within ten percent (10%) of the ordered amount will be considered complete.

          5.1.3. Backorders exceeding ten percent (10%) of the scheduled purchase order amount will constitute a past due condition.

          5.1.4. In meeting the performance requirements of this paragraph, Imagenetix will not be liable for delays resulting from acts of God, or the public enemy, acts of the government in its sovereign capacity, fires, floods, epidemics, quarantine restrictions, and freight embargoes.

          5.1.5. Shipments shall be made F.O.B. Destination, with risk of loss or damage passing to Enrich at the time of delivery. The prices in Exhibit B shall include the shipping costs.


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          5.1.6. Packaging and method of shipment utilized by Imagenetix shall be consistent with the nature of the Product shipped and hazards of transportation, in order to assure safe transit to destination.

                    5.1.6.1 The Product shall be shipped on four (4) way
                         standard warehouse pallets with height not to exceed one hundred thirty seven centimeters (13 7cm) and weight not to exceed one thousand kilograms (1,000 kg). Pallets will be stretch wrapped and corner boarded to insure safe transportation.

                    5.1.6.2 Any trailer, container, pallet, or other means used for transportation or storage of the Product shall be suitably constructed for food use, properly cleaned to prevent possible contamination and shall protect the Product against deterioration or contamination.

          5.1.7 Enrich's purchase order number and item numbers will appear on all invoices and packing slips and be referenced on all correspondence regarding such.

                    5.1.7.1 A packing slip will accompany each individual
                         shipment and will include: purchase order number, Enrich's item numbers, total number of cartons and individual units in the shipment.

          5.1.8 Certificates of Analysis shall accompany each shipment for each lot of Product shipped.

     5.2 Delivery and Acceptance. Enrich's acceptance of any Product delivered hereunder shall be based upon reasonable acceptance testing criteria in accordance with the intended use of such Product, provided that such testing criteria shall not exercise the Product beyond limits specified in Enrich's specification for said Product. Unless notified within forty-five (45) days, the Product shall be deemed accepted.

          5.2.1 Rejection. Enrich reserves the right to return to Imagenetix any or all Defective Product, at Imagenetix's expense. All returns of said rejected Defective Product will be for credit or replacement as detailed in paragraph 14.5 below, except that in the case of termination all returns shall be reimbursed in cash.

6.   Quality and Reliability.

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     6.1  Specifications. Imagenetix shall manufacture the Product at the specifications described in Exhibit A and Exhibit C.

     6.2 Responsibility for Inspection. Imagenetix shall maintain and follow all Good Manufacturing Practices (G.M.P.) procedures to ensure all materials and Products are inspected and tested prior to shipment at a level compliant to, or exceeding the requirements of Enrich's specifications. In addition, Imagenetix agrees to maintain a system of Statistical Quality Control (or like processes) sufficient to certify these aforementioned requirements. All data, retention samples, and documentation pertinent to this function shall be maintained by Imagenetix and shall be free and available to Enrich or Enrich's representative for review upon request.

     6.3  Record Keeping.

          6.3.1 Imagenetix shall keep all records relating the manufacturing of Product for a minimum of seven (7) years.

          6.3.2 Imagenetix shall maintain retained samples of no less than two
               (2) units of Product from each lot of Product produced under the terms of this Agreement for a period of at least four (4) years beyond the units' dates of expiration.

          6.3.3 Imagenetix shall maintain vendor supplied Certificates of Analysis with full traceability to Product lots produced by Imagenetix for Enrich under this Agreement for a period of seven
               (7) years beyond date of manufacture.

          6.3.4 Imagenetix shall maintain results of all assays conducted on raw material components utilized in the Production of the Product for a period of seven (7) years.

          6.3.5 If required by Enrich, Imagenetix shall provide notarized documentation required for international registration of the Product. Documents required may include, but not be limited to, manufacturer's certificates, formulas, quality certificates, analytical methodology, etc.

     6.4 Source Inspection. Enrich reserves the right to initiate, institute and perform source inspection (by virtue of a mutually agreeable schedule with Imagenetix) of Imagenetix's facility and Imagenetix subcontractor's facilities and their respective processes, and upon all materials and Products intended for eventual use in the Product. Imagenetix shall secure approval of Imagenetix's subcontractors to facilitate inspection of Imagenetix subcontractor facilities by Enrich. Further, Enrich reserves the right to extend this activity to


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          an authorized representative of Enrich at Enrich's discretion. Source inspection by Enrich or Enrich's representative shall in no way relieve Imagenetix of the obligation to deliver conforming material or waive Enrich's right to verify the compliance of said material upon receipt of material/Products by Enrich. Enrich shall coordinate all Imagenetix subcontractor inspections through Imagenetix. To support the timely completion of these efforts, Imagenetix shall supply to Enrich or Enrich's representative a level of support, facility and expertise adequate to comply with an agreed upon schedule.

     6.5 SOP's. Imagenetix shall provide Enrich copies of Standard Operating Procedures upon prior written notice to Imagenetix.

     6.6 Samples. Imagenetix shall provide Enrich with such samples of the Product or raw materials and other materials and supplies from which the Product are produced as Enrich requests.

     6.7 Quality Levels. The standard for acceptance or rejection of material by Enrich for use in the Product or process shall be based upon the definitions and criteria defined in each Product specification.

          6.7.1 Enrich may elect to perform a 100% test/inspection of all material and/or Product delivered by Imagenetix. Imagenetix understands that Enrich's election to perform this 100% test/inspection in no way relieves Imagenetix of Imagenetix's responsibilities to deliver materials of a sufficient quality level to comply with the aforementioned standard (i.e., said test/inspection will not be used as a screening by Enrich to overcome deficiencies and/or inadequacies of Imagenetix's process or Product) and that the statistical results of these inspection/tests (whether or not the material is retained by Enrich or returned to Imagenetix) shall determine for historical recordation, and for all other purposes, the acceptability and/or quality level of the Product received.

          6.7.2 Enrich and Imagenetix understand and agree to modify or amend the requirements of these standards as may be required due to revisions in regulations or standards of governing agencies or of sovereign governments controlling the sale or distribution of the Products.

     6.8 Notification. Imagenetix agrees to notify Enrich (by certified Mail) within thirty (30) calendar days of Imagenetix's recognition of any problem, anomaly, defect or condition (planned or unplanned) that would reasonably cause Enrich concern relative to instability, interchangeability, availability, reliability, maintainability, form, fit, function, or quality of the Product.


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     6.9  Formula Physical Stability. Imagenetix is fully responsible for any formula physical stability issues arising from the materials used in the formula(s), the manufacturing process, reaction with bulk shipping containers, or formula reactions with final packaging material.

     6.10 Product Testing. Imagenetix agrees to perform ongoing quality control Product testing to comply with Enrich's specifications, at Imagenetix's facility, or any mutually agreed to facility in all cases where Imagenetix does not perform needed tests. In all cases, for Imagenetix's tests to comply with this requirement, a sufficient quantity of the Product and/or time must be applied to the units/material under test to meet or exceed any existing legal or regulatory standards.

     6.11 Certificate of Analysis. Imagenetix agrees to provide Enrich a certificate of analysis for each Product in each shipment in accordance with the example in Exhibit C.

     6.12 General Quality Items.

          6.12.1 Imagenetix shall make free and available, upon request of Enrich, any document, listing and/or certificate as may be required of Enrich by any state, federal, or foreign regulatory agency.

          6.12.2 Imagenetix agrees to provide Enrich with full disclosure of all ingredients by weight and weight percentage for the Product for the purpose of verification of compliance to label claim and/or Enrich supplied Product specifications. Imagenetix agrees that other proprietary information will be extended to Enrich or Enrich's representative as may be required by specific instances related to quality, reliability or functionality, and that such proprietary information will be subject to the confidentiality provisions of this Agreement.

          6.12.3 Imagenetix extends to Enrich or Enrich's representative limited discretion related to interpretation of "fitness for use" on any item that could be classified as minor or insignificant, and that is not currently categorized, specified or quantified. Enrich further agrees to exercise this limited discretion based strictly on a "reasonable man" standard and only as may be required in select cases not of sufficient magnitude to involve Imagenetix.

          6.12.4 These requirements and stipulations do not relieve Imagenetix of any duty to comply with all laws or waive any express or implied warranties in this Agreement.


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7.   Term and Renewal. This Agreement shall commence upon the date first written above and shall continue for five (5) years thereafter, unless sooner terminated pursuant to the provisions herein. This Agreement may be automatically renewed for additional terms of two (2) years each, unless either party notifies the other in writing of its intent not to renew, which notice must be provided within one hundred twenty (120) days of the renewal period.

8.   Indemnity.

     8.1. Against Product Liability. Imagenetix agrees to indemnify and hold Enrich and its Affiliates harmless against any and all claims, losses, damages, injuries, liabilities or expense, including reasonable attorneys fees and costs of investigation and suit to defend such claims, arising out of any allegation, claim or assertion by a governmental agency or any third party that any of the Products resold by Enrich is adulterated, misbranded, unsafe or otherwise constitutes Defective Product. The foregoing indemnity shall include, without limiting its generality, losses, damages, liabilities and expenses arising out of a governmental agency recall of Defective Product, and the consequential damages proximately caused thereby, such as loss of business, profits and reputation and refunds which Enrich is obligated to make to its customers as a consequence thereof. Enrich agrees to give Imagenetix prompt notice of any and all claims made against it in connection with allegedly Defective Product, and to cooperate with Imagenetix in defending against such claims. The foregoing warranty and indemnification shall be binding upon Imagenetix and its successors and shall inure to the benefit of Enrich and its successors in connection with Product delivered pursuant to this Agreement.

     8.2. Against Intellectual Property Infringement. Imagenetix agrees it will hold Enrich harmless from any loss, damage, or liability which may be incurred on account of infringement of patent rights, copyrights, and all other Intellectual Property licensed or delivered pursuant to this Agreement, and that Imagenetix will at its own expense, defend any action suit or claim in which such infringement is alleged with respect to the sale or use of the Product delivered hereunder, provided Imagenetix is fully notified as to suits against Enrich, and provided further that Imagenetix's indemnity as to use shall not apply to any infringement arising from abnormal use in combination with other items where such infringement would not have occurred from the normal use for which the goods were intended.

     8.3. Limitation of Liability. The parties agree that neither Imagenetix nor Enrich shall be liable to each other for incidental or consequential damages except as defined in this Agreement.


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9.   Intellectual Property Ownership Transfer. Enrich, at its option, may purchase the Intellectual Property through the purchase of the Product.

     9.1 The Intellectual Property shall have an initial established value of Twenty-Five Million dollars ($25,000,000.00). Enrich shall earn credit toward Intellectual Property ownership at a rate of Fifty cents ($0.50) for each bottle of the Product purchased from Imagenetix.

     9.2 To purchase the Intellectual Property, Enrich may at any time tender the unpaid value of the Intellectual Property, at which time Imagenetix shall complete all documentation necessary to transfer title to the Intellectual Property.

     9.3 In the event Enrich chooses to exercise its option as described herein, it shall provide notice of doing so in writing to Imagenetix.

     9.4 Said Intellectual Property will include all documentation pertinent to the manufacture of the Product, such as, but not limited to, formulations, manufacturing processes, test and validation methods, and raw material suppliers.

10.  Confidential Information.

     10.1 Confidential Information, as used herein, means any and all plans, data, inventions, products, machines, improvements, designs, discoveries, know-how, concepts, methods, algorithms, programs, trade secrets, processes, formulas, techniques, data, supplier lists, distributor lists, genealogies, customer lists, phone logs, marketing and business plans, financial information (including but not limited to information, whether actual, estimated or projected), technical or scientific and all other work products or proprietary information of any kind or nature, whether patentable or copyrightable or not, pertaining to the other party, its business or its products, which are not found in the public domain; and includes any and all records, reports, manuals, drawings, schematics, diskettes, notes, memoranda, print-outs, graphs, writings of any kind or nature, tape, films and either electronic, visual or audio recordings of any kind or nature containing in whole or in part Confidential Information, whether originals or copies.

     10.2 Imagenetix and Enrich hereby agree not to disclose Confidential Information to any person(s) or entity, including Enrich's independent distributors, except to employees or agents who require the same for purposes of the manufacture of the Products, without the prior written consent of both parties. Imagenetix and Enrich agree to take every reasonable precaution to prevent the unauthorized disclosure of Confidential Information to any third party. Information relating to the formulation, methodology of manufacturing, assay procedures and results and any other information requested by duly authorized agents


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          of the local, state, federal, or international regulatory agencies shall be provided by Imagenetix to same with request for full confidentiality.

     10.3 Imagenetix and Enrich agree to hold the terms and existence of this Agreement in confidence and not to disclose the same except to employees or agents requiring such knowledge in order to carry out the terms hereof, to third parties required by law or specifically authorized in writing by both parties to receive such information, and to the parties' respective legal counsel and accountants. In no event shall Imagenetix discuss the existence of its relationship as a manufacturer of the Product, the Confidential Information, or the terms of this Agreement with any independent distributor of Enrich.

11. Termination. In addition to the other provisions contained elsewhere in this Agreement, this Agreement may be terminated on occurrence of any of the following events, and in the following manner:

     11.1 By the non-breaching party at any time if the other party has breached a material provision contained in this Agreement and has not cured the breach within thirty (30) days of receipt of written notice thereof.

     11.2 If party assigns this Agreement, or any of its rights hereunder without the written consent of the other party (the word "assign" as used in this subparagraph shall include, without limiting the generality thereof, a transfer of a majority interest, or a sale or a conveyance thereof), except that Enrich may freely assign this Agreement to any successor entity should it consolidate with its Affiliate(s).

     11.3 If either party petitions for reorganization under the bankruptcy act, or is adjudicated as bankrupt, or if a receiver is appointed for either parties' business, or if an involuntary bankruptcy petition is brought against either party and has not been discharged within thirty
          (30) days of the date brought, then the other party shall without further notice, have the immediate right to terminate this Agreement.

     11.4 Pursuant to the provisions of paragraph 7 above.

12. Manufacturing Rights. If at any time prior to the expiration or termination of this Agreement Imagenetix ceases to manufacture the Product, and the Product is not available to Enrich on terms and conditions similar to those provided herein, Imagenetix shall automatically grant to Enrich an exclusive license to use any patents or trade secrets owned by Imagenetix, plus all available formulations, manufacturing processes, and documentation which Enrich may require in order to permit Enrich to make, have made, or sell the Product.


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13.  Distribution Rights & Restrictions. Until Enrich exercises its option and purchases the Intellectual Property and completes the payment thereof as described in paragraph 9 above, Imagenetix grants to Enrich an exclusive license of all rights to market, distribute, and sell the Product in the Licensed Territory, except as limited in paragraph 13.3.


     13.1 Filings and Data. Upon the execution of this Agreement, and without additional cost, Imagenetix shall promptly provide Enrich with access to and the right to use all regulatory filings made by Imagenetix or its Affiliates with respect to the Product and its Intellectual Property, together with any underlying pre-clinical and clinical data. Enrich may use and incorporate such filings and data in support of efforts to obtain regulatory approval of Product in the Licensed Territory.

     13.2 Access to Material. Imagenetix agrees to provide Enrich with full access to all current marketing materials that are printed, magnetic, digitized or otherwise for Enrich to modify at its discretion for the purpose of promoting the Product.

     13.3 Limitations on Marketing. Enrich may not market or promote the Product with claims that the Product is a sports product or a nutritional or dietary supplement designed or formulated to benefit athletes or participants in sports.

14.  Imagenetix Warranties.

     14.1 Imagenetix warrants that all units of the Product sold and delivered to Enrich are safe and efficacious when taken in the recommended dosages and that the formula for the Product is exactly the same as the formula used in conducting studies of the safety and efficacy of the Product, except to the extent as restricted by government agencies of different countries; however, in such cases the formula will be adhered to as closely as possible.

     14.2 Imagenetix warrants that all units of the Product sold and delivered to Enrich shall comply with all of Enrich's specifications relating to formulations and quality.

     14.3 Imagenetix warrants that all units of the Product sold and delivered to Enrich shall, as of the date of delivery to Enrich, not be misbranded within the meaning of any laws or regulations.

     14.4 Imagenetix warrants that all Products sold and delivered to Enrich shall be free from adulteration, impurities, defects or any other material unsafe for human consumption.


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          Imagenetix agrees, at its sole cost, to recall and replace all
          Defective Product and replace the same with an equal amount of Product that is conforming and not Defective Product.

     14.6 Imagenetix further warrants that:

          14.6.1 It is a California corporation duly organized, validly existing and in good standing under the laws of California;

          14.6.2 The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Imagenetix;

          14.6.3 It is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property of the Product noted in Exhibit A;

          14.6.4 It has the rights and abilities to grant the rights and licenses granted herein;

          14.6.5 The Intellectual Property, and each item or component thereof, is free and clear of any lien, encumbrance, security interest or restriction from licensing; and

          14.6.6 It has not previously granted, and will not grant in the Licensed Territory during the term of this Agreement, any right, license or interest in or to the Intellectual Property of the Product noted in Exhibit A.

15.  Enrich Warranties.

     15.1 Enrich warrants that it is a corporation duly organized validly existing and in good standing under the laws of the State of Utah.

     15.2 Enrich warrants that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Enrich; and

     15.3 Enrich warrants that it has not entered into any agreement inconsistent with the representations and promised referred to herein.

16. Insurance. Imagenetix agrees to carry product and contractual liability insurance for Enrich's benefit, at Imagenetix's expense, with liability limits of $ 2,000,000.00 aggregate and $1,000,000.00 per incident, to name Enrich at Enrich's request, as an additional insured on all such policies and to deliver to Enrich evidence of such insurance and of Imagenetix's

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 14 of 2l

     compliance with the provisions of this section promptly following the execution hereof and upon each annual renewal hereof, or upon Enrich's request for such evidence of insurance.

17. Foreign Market Registration. Imagenetix has registered the Product in certain foreign markets as identified in Exhibit "D". In the event Enrich decides to distribute the Product in such foreign markets, Enrich shall issue a purchase order to Imagenetix for delivery of the Product in the quantities specified therein to the foreign market and shall request therein that Imagenetix begin the registration process. Upon receipt of the purchase order, Imagenetix shall register the Product in the foreign market on behalf of Enrich and at Imagenetix's expense. Such registrations shall be done in the name of Enrich or in such a way as to easily permit transfer to Enrich and shall be the property of Enrich in all respects.

     17.1 In the event that Imagenetix fails to secure the registration by the delivery date of the purchase order for a particular market, Enrich may cancel the purchase order.

     17.2 If in the sole discretion of Enrich, Enrich decides to assume any or all registration responsibilities, Imagenetix shall cooperate fully to any extent needed and will deliver to Enrich, upon request, all documents, correspondence, notices, filings, etc., necessary for Enrich to assume responsibility for the registrations. Once registered, Enrich shall pay all import duties, taxes and other costs of importation.

     17.3 In registering the Product, Imagenetix agrees that:

          17.3.1 It will provide to Enrich all documentation and correspondence provided to or received from the governmental agencies with which the Product is registered; and

          17.3.2 It will immediately notify Enrich of any notices from or adverse actions taken by a governmental agency regarding the product; and

          17.3.3 It will obtain prior approval from Enrich's Worldwide Director of Regulatory Compliance before submitting any labels to the government agencies; and

          17.3.4 It will comply with the foreign market's laws, regulations, and policies regarding registration, formulation, labeling, and packaging; and

          17.3.5 It will assist Enrich and will reimburse Enrich for all costs and fees incurred in the event the Product is detained by the customs agency of the foreign market for reasons arising from Imagenetix's duties herein, including registration, formulation, labeling, and packaging.

18.  General Provisions.

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 15 of 2l


     18.1 Complete Agreement. This Agreement shall become binding on the parties when signed by authorized representatives of the parties, and shall constitute the entire and sole agreement of the parties pertaining to the subject matter of this Agreement mutually withdrawing any and all oral, written, expressed, or implied agreements or understandings not set forth in full herein. All exhibits identified herein are specifically made a part of this Agreement. Any modifications, additions to, or waiver of any of the terms and conditions herein, shall not be effective unless in writing and signed by a duly authorized officer of the party against whom the same is ought to be enforced. This Agreement shall not be modified or altered by any subsequent course of performance between the parties.

     18.2 Governing Contract. The terms and conditions herein shall govern all purchase orders placed thereunder, and shall override all printed terms and conditions contained on the purchase order or acknowledgement form issued by either Enrich or Imagenetix.

     18.3 Notices. Any notices required to be given under the terms of this Agreement shall be given in writing at the address of the other party first above written, or such other address as may be specified in writing from time to time.

     18.4 Assignment. This Agreement is not assignable by either party without written permission from the other party, except that Enrich may freely assign this Agreement to any successor entity should it consolidate with its Affiliate(s); except as otherwise expressly stated herein, any attempt to assign any rights, duties, or obligations which arise hereunder without such permission shall be void.

     18.5 Enforceability. If any provision(s) of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     18.6 Governing Law. This Agreement shall be deemed to have been entered into in the state of Utah, and shall be construed in accordance with Utah State law.

     18.7 Dispute Resolution. In the event of a dispute between Enrich and Imagenetix arising out of or related to this Agreement the parties shall set up an initial negotiation meeting to negotiate, in good faith, a settlement of the dispute. If, within thirty (30) days after such meeting, the parties have not succeeded in settling the dispute, they shall submit the dispute to mediation in accordance with the procedures of a mutually acceptable neutral Alternative Dispute Resolution provider not affiliated with either party in or near Salt Lake City, Utah. If the parties are not successful in settling the dispute within thirty (30) days after the mediation session, then the dispute shall be submitted in Utah to binding

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 16 of 2l


          arbitration under a mutually agreed to organization not affiliated with either party. In the event of a dispute, the prevailing party shall be reimbursed attorney's fees and reasonable travel and accommodation costs by the other party.

     18.8 Costs. In the event it shall become necessary for either party to retain the services of an attorney for the purpose of enforcing any of the provisions of this Agreement, the party against whom judgment is entered shall pay the costs of court and reasonable attorney's fees of the other party as awarded by the court.

     18.9 Waiver. The failure of either party to insist, in any one of more instances, upon strict performance of any of the terms of this Agreement, or to exercise any rights herein conferred shall not be construed as a waiver of the right to assert or rely on any such terms or rights on any future occasion.


     IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

IMAGENETIX, INC.                                  THE ENRICH CORPORATION

/s/  William P. Spencer                           /s/  David P. Mastroianni
-----------------------------                     ---------------------------
By:   Mr. William Spencer                         By:   David P. Mastroianni
Its:  President                                   Its:  President



                                                  /s/  Kim G. Hayes
-----------------------------                     ---------------------------
By:                                               By:   Kim G. Hayes
Its:                                              Its:  Vice President

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Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 17 of 2l



                                    Exhibit A

                          Specifications of the Product
                       CONFIDENTIAL MATERIAL SPECIFICATION

Recommended Servings: Take three (3) to six (6) softgels per day, as needed.


                                   Imagenetix
                         Finished Product Specification



Customer:           Enrich -- Enrich            Ops Approval:           Specification No:
Product Name:       Myriflex/Myristar           QC Approval:            Effective Date:
Product Code:                                   Pur Approval:           Rev. No:
                                                Mrkt Approval:          Written By:
                                                Grph Approval:

I -- Components:    Unit       Item Name       Item Code    Material         Color       Dimension/Size/Style
      Quantity      Each     Softgel Capsule              (see Exhibit C)    Amber
        90

         1          Each        Bottle                       HDPE            White        150cc 38/400
                                                                                             Round
         1          Each     Cap/Cap Liner              Polypropylene (PP)   White           38mm
                                                        (HS) Heat Induction                   CRC
         1          Each     Bottle Filler                  Cello            Clear          4" x 6"
                                                         (At Option)
         1          Each        Label                  Pressure Sensitive               2 3/8" x 6 1/4"

         1          Each        Shrink                        PVC            Clear        86mm x 103mm

                    Each        Box

                    Inches      Tape


II -- Packaging Requirements:

A.   Capsule / Tablet / Softgel
               90 Softgel capsules are filled into each bottle.

B.   Bottle / Filler
               Use a 150cc White HDPE bottle.

C.   Cap / Cap Liner

               Each cap is a White, 38mm, CRC, PP cap with a heat induction seal
               (HS) liner imprinter with "Sealed For Your Protection"

D.   Label and Lot/Exp Coding

               One pressure sensitive label, designed by Enrich, is to be applied to each bottle, centered between the top and bottom bottle radius with a plus or minus skew of 1/16 of an inch. Lot
               Code: 8 digit code (XX year, XX month, XXXX sequential lot number supplied by softgel manufacturer). Expiration date: 4 digit code (XX month, XX year). The lot number and expiration date code is to be printed

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 18 of 2l

               on each label in the following manner:
              **Example Only** 12345678 EXP 03/02

E. Shrink Seal
               Each bottle shall have a tamper evident clear shrink Full Body sleeve with a single perforation.

F. Master Shipper
                TBD

G. Pallet
               The product shall be shipped on four (4) way standard warehouse pallets with height not to exceed one hundred thirty seven centimeters (137cm) and weight not to exceed one thousand kilograms (1,000 kg). Pallets will be stretch wrapped and corner boarded to insure safe transportation.

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 19 of 2l




                                    Exhibit B

Product Description                     Unit                    Price Per Unit
--------------------------------------------------------------------------------

CMC (CeladrinTM                      bottle                       $   5.35

Discounts:

Imagenetix will give a discount of 7.5% to Enrich for single country purchase orders of 45,000 bottles, or more, of Product. This purchase order will be delivered within 120 days from the date of placing the purchase order.

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 20 of 21

                                    Exhibit C
                             Certificate of Analysis

                                  CONFIDENTIAL
                             MATERIAL SPECIFICATION



Method of Analysis:    Gas Chromatography equipped with FID (Flame Ionization
                       Detector) using 3 to 4 calibrations

Product:               Amber Softgels

Interior Contents:     350 mg of Proprietary Processed Fatty Acids
                       (CeladrinTM) Eight Fatty Acid Oils
                       Cetyl Myristate > 60;
                       Cetyl Myristoleate > 60
                       Cetyl Palmitoleate - detectable limits
                       Cetyl Laurate - detectable limits

                       160 mg                   Soy Oil
                        25 mg                   Salmon Oil

Exterior Contents:      20 mg                   Gelatin
                        55 mg                   Glycerin
                        23 mg                   St. John's Bread

County of Origin:       USA

Shelf Life:             3 Years

Suggested Storage:      Store in a cool dry place

E. Coli:                Negative
Streptococcus:          Negative
Salmonella              Negative
Heavy Metals:           Within regulatory limits
Sorbic acid:            <5 ppm (Japan only)
Benzoic acid:           <5 ppm (Japan only)
Sulfites:               <5 ppm (Japan only)
Artificial colors       Negative (Japan only)

Supply and Distribution Agreement
Imagenetix, Inc. and Enrich Showcase International, Inc.
Page 21 of 2l



                                    Exhibit D

                                 Foreign Markets

Countries in which CeladrinTM is registered and in which Imagenetix will take such action as is necessary to allow Enrich to market the Product there.

Japan

Canada

South Korea

Australia

New Zealand

Countries in which Enrich would like Imagenetix to register product on their behalf.

Taiwan

Malaysia

Singapore

Venezuela

Hong Kong